Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports First Quarter Results
STAMFORD, CONNECTICUT - April 28, 2014 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2014 earnings of $0.82 per diluted share, compared to $0.99 per share in the first quarter of 2013. First quarter 2014 results included after-tax items of $9.2 million, or $0.16 per share, related to the recent acquisition of MEI, and after-tax charges of $4.3 million, or $0.07 per share, related to previously disclosed repositioning activities. First quarter 2013 results included after-tax transaction costs of $2.9 million, or $0.05 per share, related to the MEI acquisition. Excluding these Special Items in both years, first quarter 2014 earnings per diluted share increased 1% to $1.05, compared to $1.04 in the first quarter of 2013. First quarter 2013 earnings included a $0.05 per share benefit associated with the reinstatement of the R&D tax credit in the United States. (Please see the attached Non-GAAP Financial Measures table.)

First quarter 2014 sales of $716.8 million increased $89.3 million, or 14.2%, compared to $627.6 million in the first quarter of 2013, resulting from a core sales increase of $6.3 million, or 1.0%, sales related to the MEI transaction of $84.1 million, or 13.4%, and unfavorable foreign exchange of $1.2 million, or -0.2%.

Operating profit in the first quarter decreased 6.3% to $81.4 million, compared to $86.9 million in the first quarter of 2013. Excluding Special Items, first quarter operating profit increased 12.4% to $100.9 million, compared to $89.8 million in the first quarter of 2013. (Please see the attached Non-GAAP Financial Measures table.)

“We are pleased to report first quarter EPS of $1.05, excluding Special Items,” said Crane Co. president and chief executive officer Max Mitchell. “The integration of MEI is progressing smoothly, and we remain confident in delivering accretion of $0.20 per share in 2014. In addition, our repositioning actions that will benefit 2015 and 2016 are underway, and we are executing on our long-term growth investments, in particular in our Aerospace & Electronics businesses. We believe that we are on track to achieve our 2014 objectives, and are reaffirming our previously issued full year guidance.”

Cash Flow and Other Financial Metrics
Cash used for operating activities in the first quarter of 2014 was $18.9 million, compared to $20.4 million in the first quarter of 2013. Capital expenditures in the first quarter of 2014 were $9.4 million, compared to $5.5 million in the first quarter of 2013. The Company’s cash position was $250.3 million at March 31, 2014, compared to $270.6 million at December 31, 2013. Total debt was $893.0 million at March 31, 2014, compared to $875.0 million at December 31, 2013.

The effective tax rate was 31.9% in the first quarter of 2014, compared to 28.2% in the first quarter of 2013. Adjusting for Special Items, the tax rate was 31.7% in the first quarter of 2014, compared to 27.3% in the first quarter of 2013. The lower tax rate in the first quarter of 2013 reflected the aforementioned $0.05 per share benefit from the reinstatement of the R&D tax credit.

Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2014 versus the first quarter 2013.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2014	2013
Sales	$310.8	$313.0	$(2.2)	-0.7%

Operating Profit	$44.5	$45.9	$(1.4)	-3.0%
Operating Profit, before Special Items*	$47.7	$45.9	$1.8	4.0%

Profit Margin	14.3%	14.7%
Profit Margin, before Special Items*	15.4%	14.7%

*Excludes $3.2 million of repositioning charges in the first quarter of 2014
First quarter 2014 sales decreased $2.2 million, or -0.7%, which included a core sales decline of $1.9 million, or -0.6%, and unfavorable foreign exchange of $0.3 million, or -0.1%. The core sales decline was driven by continued softness in Canadian end markets and unfavorable comparisons for nuclear project based services. Excluding Special Items, segment operating margin increased from 14.7% to 15.4%, primarily reflecting continued productivity gains. Fluid Handling order backlog was $351 million at March 31, 2014, compared to $334 million at December 31, 2013 and $365 million at March 31, 2013. The year-over-year decrease in backlog was driven primarily by the timing of nuclear project based services.

Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2014	2013
Sales	$169.1	$89.5	$79.6	89.0%

Operating Profit	$7.4	$10.2	$(2.7)	-26.7%
Operating Profit, before Special Items*	$19.8	$10.2	$9.6	94.9%

Profit Margin	4.4%	11.4%
Profit Margin, before Special Items*	11.7%	11.4%

* Excludes $12.4 million of transaction- and integration-related expenses in 2014
Segment sales of $169.1 million increased $79.6 million, or 89.0%, driven primarily by $84.1 million of sales related to the MEI transaction, which was partially offset by an expected core sales decline of $3.3 million, or -3.7%, and unfavorable foreign exchange of $1.1 million, or -1.2%. As a reminder, MEI added additional unfavorable seasonality to the first quarter. Merchandising Systems sales were flat compared to last year. Excluding Special Items, operating profit increased to $19.8 million in the quarter, primarily reflecting the impact of the MEI acquisition.
Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2014	2013
Sales	$169.0	$164.9	$4.1	2.5%

Operating Profit	32.6	40.1	$(7.6)	-18.8%
Operating Profit, before Special Items*	35.4	40.1	$(4.7)	-11.8%

Profit Margin	19.3%	24.3%
Profit Margin, before Special Items*	20.9%	24.3%

* Excludes $2.8 million of repositioning charges in the first quarter of 2014
First quarter 2014 sales increased $4.1 million, or 2.5%, reflecting a sales increases of $5.3 million, or 5.1%, in the Aerospace Group, and a sales decline of $1.2 million, or -2.0%, in the Electronics Group. The Aerospace Group sales increase reflected stronger commercial OEM and aftermarket sales activity. The decrease in Electronics Group sales was driven primarily by lower product shipments for defense applications. Excluding Special items, segment operating profit decreased $4.7 million, primarily due to anticipated higher engineering spending and other program investments supporting new product development. Aerospace & Electronics order backlog was $398 million at March 31, 2014, compared to $361 million at December 31, 2013, and $398 million at March 31, 2013.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2014	2013
Sales	$67.9	$60.2	$7.7	12.8%
Operating Profit	$10.8	$8.6	$2.2	25.9%
Profit Margin	15.9%	14.2%
Segment sales of $67.9 million were 12.8% higher than the first quarter of 2013, primarily driven by higher sales to recreational vehicle equipment manufacturers. Operating profit increased 25.9% to $10.8 million, and margins increased from 14.2% to 15.9%, primarily reflecting the impact of the higher sales.

2014 Guidance Reaffirmed
The Company reaffirmed its 2014 guidance which was initially provided on January 27, 2014.
Sales for 2014 are expected to be $3.0 billion, driven by a core sales increase of 1% to 3%, and a 14% contribution from the MEI acquisition. The 2014 earnings guidance is a range of $4.55 - $4.75 per diluted share, excluding previously disclosed Special Items. Including the Special Items, 2014 earnings guidance on a GAAP basis is a range of $4.28 - $4.48 per diluted share. Full year 2014 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $225 to $250 million. (Please see the attached Non-GAAP Financial Measures table.)

Additional Information
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 29, 2014 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia.
Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)
2014-9